Exhibit 23.2

                         Consent of Independent Auditors

     We consent to the reference to our firm under the caption "Independent Auditors" in the Registration Statement on Form S-3 and related Prospectus of Shire Finance Limited and Shire Pharmaceuticals Group plc for the registration of $400,000,000 aggregate principal amount of 2% Senior Guaranteed Convertible Notes due 2011, and the incorporation by reference therein of our report dated February 16, 1999, included in the Shire Pharmaceuticals Group plc Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 15, 2001, with respect to the consolidated financial statements of Roberts Pharmaceutical Corporation, as amended, included in the Annual Report on Form 10-K/A of Roberts Pharmaceutical Corporation for the year ended December 31, 1998.

                                               /s/ Ernst & Young LLP

MetroPark, New Jersey
November 2, 2001